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Exhibit 10.32

Morrow & Co., Inc.
470 West Avenue
Stamford, CT. 08902
203-658-9400

October 24, 2006

China Unistone Acquisition Corporation
50 Old Route 25 A
Fort Salonga, NY 11768

This letter will serve as the agreement under which you will retain us to solicit proxies from the stockholders of China Unistone Acquisition Corporation for the Special Meeting of Stockholders to be held on November 21, 2006.

The services we will perform on your behalf will include the consultation and preparation in connection with the solicitation, as well as the actual solicitation of proxies from brokers, banks, and nominees and individual holders of record, as well as Non-Objecting Beneficial Owners (NOBOs), to a level to be determined.

We acknowledge that we have read China Unistone Acquisition Corporation's Prospectus, ("Prospectus"), and understand that you have established a trust fund, initially in an amount of $17,595,000, for the benefit of your Common stock shareholders and that you may disburse monies from the trust fund only (a) to your Common stock shareholders in the event such shareholders elect to convert their shares, (b) to your Common stock shareholders upon your liquidation if you fail to consummate a business combination or (c) after or concurrently with the consummation of a business combination. We hereby agree that we do not have any right, title, interest or claim of any kind in or to any monies in the trust fund ("Claim") and we waive any Claim we may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with you and will not seek recourse against the trust fund for any reason whatsoever. This section shall survive the termination of this agreement for any reason.

For the above services our fee will be $5,500.00. One-half the fee ($2,750.00) and an advance against disbursements in the amount of $3,500.00 (based upon estimated disbursements) is payable with the signing of this agreement. The balance of the fee, plus additional disbursements, if any, incurred by us on your behalf, will be payable upon the conclusion of the solicitation. If for any reason the company does not have a special meeting, our fee will reduced to $2,750.00, plus any disbursements.

We have reviewed the proposals contained in the proxy statement prospectus on the SEC website. We assume that there are no counter solicitations.

Our charge to solicit holders of record as well as non-objecting beneficial owners (NOBOs) is $5.00 per holder, which includes the cost of the telecommunicators, directory assistance and related telephone expenses.

If the above is agreeable to you, please sign and return to us the enclosed copy of this letter.

Accepted		Very truly yours,
China Unistone Acquisition Corporation		MORROW & CO., INC.:
By:	/s/ James R. Preissler	By:	/s/ Gerard J. Mucha
Title:	CFO-China Unistone	Title: Managing Director
Date:	10/25/06

Attachment (G)

Solicitor Vote Transmissions

ADP-ICS's Vote Transmission service is an arrangement between ADP-ICS and proxy solicitors that facilitates the transmission of votes captured via live operator. While ADP-ICS does not provide live operator service we do accept votes captured via live operator. We have established electronic interfaces with solicitation firms to better assist fund complexes and corporate issuers in obtaining shareowner votes.

The process is initiated when the fund or corporate issuer enlists the services of a solicitor. Upon agreement between the fund or issuer and the solicitor, a request will be placed to ADP-ICS to obtain Non Objecting Beneficial shareholder name and address information.

The solicitor will obtain telephone numbers for these shareholders and attempt to contact them. There are structured scripts in place and they are approved by the fund or issuer. As part of the script, the solicitor will offer to take the shareowner's vote over the telephone. Please note all calls are recorded and a paper confirmation is sent to each shareowner that has voted. The confirm will display each proposal and how the shareowner voted.

At certain times during the day, the solicitor will process all verbal votes received and transmit them to ADP. Interfaces are in place between ADP and the solicitor to transmit and receive voting/shareowner data. Upon receipt of each transmission, ADP will confirm to the solicitor successful receipt of records and, if any error conditions occurred, why records were rejected. Rejected records can be corrected and resubmitted.

The records are then processed within the ADP system during the vote update process. At this point, any additional rejects will be identified. All accepted records will be updated.

As the schedule progresses and votes are collected, ADP will provide the solicitor updates of voted or unvoted accounts. This minimizes the opportunity for contacting previously voted shareowners and maximizes the effort to contact unvoted shareowners.

ADP ICS Charges the following Fees for Vote Transmissions

One Time NOBO Request

1 - 10,000 accounts	$0.165 / account
10,000 - 100,000 accounts	$0.115 / account
100,000 or more accounts	$0.105 / account
Minimum fee	$100.00, plus $0.065 per account

Per Vote Charges

Beneficial Vote Transmissions	$3.20 / vote
Beneficial Vote Confirmations	$0.62 / confirm

Accepted by:

Name:	James R. Preissler
Company:	China Unistone Acq. Corp.
Title:	CFO
Signature:	/s/ James R. Preissler
Date:	10/24/06

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Solicitor Vote Transmissions